EXHIBIT 10.3

SUMMARY OF 2006 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

On February 16, 2006, the Compensation Committee of the Board of Directors of Talk America Holdings, Inc. (the “Company”) approved and adopted a 2006 supplemental incentive compensation plan for a limited number of employees of the Company and its subsidiaries who are designated as participants by the Company’s chief executive officer. Under this plan, the participating employees are organized in groups on a cross-functional basis and charged with the responsibility for improving and monitoring operational areas identified by management, such as: customer satisfaction, general and administrative expenses, gross margin, products and services, and sales and marketing. Incentive compensation under this plan is based upon the achievement of certain operational performance measures to be established by the Company’s chief executive officer. Maximum 2006 incentive compensation per employee for each cross-function team is $4,000 per six-month period, with an aggregate six-month cap of $8,000. The Company’s executive officers, other than its Chief Executive Officer and President, are entitled to participate in this incentive plan.